Exhibit 97.1

Clawback Policy

We have a Clawback Policy that provides that performance-based compensation is recoverable from an executive officer if the Board determines that an officer has engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for a restatement of the Company’s financial results. Performance-based compensation includes cash payments and any other awards pursuant to any Company incentive plan made on or after January 1, 2009 where payment was predicated on achieving certain financial results. If the Board or an authorized committee determines that any such performance-based compensation would have been at a lower amount had it been based on the restated financial results, the Company will, to the extent practicable and permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.